UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wilson, Thomas D.
   One Progress Plaza
   St. Petersburg, FL  33701
   US
2. Issuer Name and Ticker or Trading Symbol
   Echelon International Corporation
   EIN
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |12/18/|A   |V|12,934            |A  |           |12,934             |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |5 (1)              |I     |Trustee of the             |
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                           |      |    | |                  |   |           |                   |      |Savings Plan for           |
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                           |      |    | |                  |   |           |                   |      |Employees of               |
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                           |      |    | |                  |   |           |                   |      |Florida Progress           |
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                           |      |    | |                  |   |           |                   |      |Corporation                |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Long-Term Incentive Pl|(2)     |12/18|A   |V|1,000      |A  |(3)  |12/17|Common Stock|1,000  |       |1,000       |D  |            |
an                    |        |/96  |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Option (right to|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 buy)                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Most recent plan balance as of
09/30/96.
(2) Closing price of the issuer's common stock on the New York Stock Exchange on August 18, 1997.
(3) The option vests in five equal annual installments beginning on January 31, 1998.
SIGNATURE OF REPORTING PERSON
/s/ Thomas D. Wilson
DATE
01/09/97